Exhibit 2.2

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

GREEN COFFEE COMPANY HOLDINGS, LLC

dated as of

May 15, 2026

THE LIMITED LIABILITY COMPANY INTERESTS EVIDENCED BY THIS DOCUMENT ARE SUBJECT TO RESTRICTIONS ON ASSIGNMENT, DISPOSITION AND TRANSFER SET FORTH HEREIN. THE INTERESTS HAVE NOT BEEN REGISTERED UNDER ANY SECURITIES LAWS AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, DISPOSED OR OTHERWISE TRANSFERRED WITHOUT COMPLIANCE WITH APPLICABLE SECURITIES LAWS.

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

GREEN COFFEE COMPANY HOLDINGS, LLC

THIS is the SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of GREEN COFFEE COMPANY HOLDINGS, LLC, a Delaware limited liability company (the “Company”), dated as of May 15, 2026 (the “Effective Date”), executed on behalf of the Members by Legacy Management Americas Corp., a corporation organized under the laws of the Republic of Panama (the “Asset Manager”), and any other Person who becomes a party to this Agreement in accordance with the terms hereof.

WITNESSETH:

WHEREAS, the Company was formed on May 6, 2020 for the purpose of conducting business as a limited liability company under the Limited Liability Company Act of the State of Delaware (the “Act”) and pursuant to its certificate of formation in Delaware (the “Certificate of Formation”) and to serve as successor to The Green Coffee Company Inc., previously existing under the laws of the Republic of Panama.

WHEREAS, the Limited Liability Company Agreement of the Company was first amended and restated on February 22, 2022, as further amended, and the Asset Manager on behalf of the Members now desires to adopt this Second Amended and Restated Limited Liability Company Agreement as of the Effective Date to amend and restate that agreement.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members, in all cases represented by the Asset Manager, agree as follows.

ARTICLE 1   ORGANIZATIONAL MATTERS

1.1            Formation of the Company; Term. The Company has been formed for the object and purpose of and the nature of the business to be conducted and promoted by the Company as set forth in the Certificate of Formation, as may subsequently be amended. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Unless sooner dissolved as provided herein, the Company is to continue in perpetuity.

1.2            Name. The name of the Company is: GREEN COFFEE COMPANY HOLDINGS, LLC

1.3            Purpose of the Company; Business. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act.

1.4            The principal place of business and mailing address of the Company and office where the records described in Section 6.18 and (c) are kept is 1301 W. 22nd Street, Suite 310, Oak Brook, Illinois 60523. The registered office of the Company in Delaware is as set forth in the Certificate of Formation of the Company. The Board, from time to time, may change the principal place of business of the Company. The Company also may establish additional places of business or offices for maintenance of records as the Board determines are necessary or appropriate. This Section 1.4 is to be amended by the Board or by the Officers (without the need for any action by any Member) to reflect each change in the address of the registered office in the State of Delaware.

ARTICLE 2     DEFINITIONS

“Act” means the Limited Liability Company Act of the State of Delaware, as amended from time to time. Any reference to the Act automatically includes a reference to any subsequent or successor limited liability company law in Delaware.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person. A Person controls another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the “controlled” Person, whether through ownership of voting securities, by contract or otherwise. “Affiliate” also includes any Person who is related by blood or marriage to the Person in question.

“Affiliate Transaction” means a transaction or arrangement between the Company or any of its direct or indirect Subsidiaries, on the one hand, and any Member or Manager, excluding the Asset Manager or any of its Affiliates who cannot be considered parties to an Affiliate Transaction, or any of their respective Affiliates (other than the Company and its direct or indirect Subsidiaries), on the other hand.

“Agreement” means this Agreement, as amended from time to time.

“Asset Manager” means the Asset Manager as defined in the preamble of this Agreement.

“Bankruptcy” means, with respect to any Person, that Person’s filing a petition or otherwise voluntarily commencing a case, or proceeding, or filing an answer not denying the material allegations of a complaint in any proceeding seeking relief under any federal or state bankruptcy, insolvency, or debtors’ reorganization law; being the voluntary or involuntary subject of an order for relief by any court under any such law; or being adjudicated a “bankrupt,” “debtor,” or “insolvent” under any such law; or there being appointed under any such law a “trustee,” “receiver,” or “custodian” to manage his or its business or properties; or there being commenced under any such law a case or proceeding proposing such an order for relief, adjudication, or appointment with respect to that Person or its business, which proceeding is consented to by that Person or which is not dismissed within ninety (90) days after being commenced.

“Board” or “Board of Managers” means the Board of Managers created under Section 6.1.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in Delaware or any jurisdiction of any of the Company’s Subsidiaries or Affiliates.

“Capital Account” means the capital account of a Member maintained as required by Section 5.2.

“Capital Contributions” means with respect to any Member, the sum of the amount of cash and the fair market value (on the date contributed) of any property (other than money) and/or services contributed, or deemed contributed to the Company by such Member (or its predecessors in interest) with respect to the Units held by such Member.

“Change in Control” means consummation of: (a) a sale, merger or similar transaction or series of related transactions as a result of which the Persons holding, directly or indirectly, Common Interests as of the date hereof and their Permitted Transferees hold, directly or indirectly, less than 50% of the outstanding Common Interests and which is designated by the Legacy Managers as a Change in Control; or (b) the sale of all or substantially all (as determined by the Legacy Members) of the assets of the Company and its Subsidiaries, taken as a whole, in a transaction or series of related transactions.

“Code” means the Internal Revenue Code of 1986, as amended. References to specific sections of the Code include references to corresponding provisions of any succeeding internal revenue law of the United States of America and regulations promulgated thereunder.

“Class A Common Interests” shall mean the Class A Common Interests of the Company designated as such and issued from time to time by the Company having the terms thereof included herein or as supplemented by any Investor Agreement with any Member for such Common Interests. Each Class A Common Interest shall be entitled to one vote per Common Interest on matters appropriately put to a vote of the Members pursuant to this Agreement. With respect to the Class A Common Interests, each Interest once issued and while it is outstanding shall be entitled to an annual preferred and cumulating investment return equivalent to six percent (6%) per annum (the “Class A Preferred Return”) calculated based on the amount the Member paid for such interests (the “Hurdle Rate”), subject to Section 4 of this Agreement.

“Class B Common Interests” shall mean the Class B Common Interests of the Company designated as such and issued from time to time by the Company having the terms thereof included herein or as supplemented by any Investor Agreement with any Member for such Common Interests. Each Class B Common Interest shall be entitled to one vote per Common Interest on matters appropriately put to a vote of the Members pursuant to this Agreement.

“Common Interests” means the common equity interests of the Company and any other class or series of Units specifically designated as Common Interests.

“Company” means the limited liability company specified in the Preamble that is governed by this Agreement.

“Dragging Member” means the Member or Members controlling the voting rights of the Common Interests approving an Approved Sale pursuant to Section 8.3.

“Employee” means any current, future or former employee or consultant of the Company or its Subsidiaries.

“Fair Market Value” means, for any Unit as of any date, the amount that would have been distributable with respect to such Unit as of such date if the Company had sold all of its assets (including goodwill and any other intangible assets) for their fair market values using a generally accepted method for computing fair market value, as selected by the Board.

“Incentive Unit Plans” means any incentive plan adopted by the Board of Managers that provides for the issuance of Units to Employees.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business) (other than the current liability portion of any indebtedness for borrowed money); (iii) all obligations of such Person under leases required to be capitalized in accordance with applicable accounting standards; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends and prepayment or redemption premiums and penalties (if any), unpaid fees or expense and other monetary obligations in respect of any and all redeemable preferred stock of such Person; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Person for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any lien on any property or asset of any such Person (whether or not such obligation is assumed by any such Person).

“Initial Public Offering” means the first underwritten public offering pursuant to an effective registration statement filed under the U.S. Securities Act of 1933 or other similar security law of any other jurisdiction or other materially similar listing on any other recognized public market or exchange covering the offer and sale of securities of the Company or the surviving or resulting successor of the Company in a transaction pursuant to Section 9.15.

“Investor Agreement” means any investor, subscription or similar agreement executed in connection with the purchase or acquisition of any Units by any Member or other Person and the Company and/or the Asset Manager.

“Interest” means a limited liability company interest in the Company, including any and all benefits to which a Member may be entitled under this Agreement and the obligations of a Member under this Agreement.

“Legacy Managers” shall mean Managers Cole Shephard and Adam Jason.

“Liquidation Proceeds” means all cash and other property available for distribution pursuant to Section 9.2.

“Liquidation Value” means, for any Unit and as of any date, the amount that would have been distributable with respect to such Unit as of such date if the Company had (i) sold all of its assets (including goodwill and any other intangible assets) for their Fair Market Values discounted for a reasonably likely discount amount under the circumstances of a current liquidation event as determined in good faith by the Board, and then (ii) distributed the proceeds in liquidation of the Company pursuant to Section 9.2. For purposes of the deemed distribution pursuant to the preceding clause (ii), all Unvested Units shall be treated as if they were Vested Units.

“Managers” mean the Managers appointed by the Members as represented by the Asset Manager from time to time as provided in Section 6.1(a) and in whom management of the Company is vested.

“Members” means all of the Persons executing this Agreement or a counterpart hereof as holders of Units and their successors in interest, or for whom this Agreement or a counterpart hereof has been executed by the Asset Manager, and other Persons who are admitted as Members in accordance with the terms of this Agreement and the Act. The Members shall constitute the “members” (as that term is defined in the Act) of the Company.

“Net Book Income” means, for any period, the excess, if any, of the Company’s items of income and gain for such period over the Company’s items of loss and deduction for such period, as computed for Book purposes.

“Net Book Loss” means, for any period, the excess, if any, of the Company’s items of loss and deduction for such period over the Company’s items of income and gain for such period, as computed for Book purposes.

“Percentage Interest” of a Member means the ratio that the aggregate number of Common Interests held by such Member bears to the aggregate number of Common Interests held by all Members of the Company holding Common Interests, expressed as a percentage.

“Person” means and includes any natural person and any corporation, firm, partnership, trust, estate, limited liability company, association or other legal entity.

“Preferred Unit Holder” means any Member that holds Preferred Units.

“Preferred Units” means Units issued from time to time and designated as Preferred Units.

“Preferred Return” means, with respect to each Preferred Unit, a return at the rate per annum as specified in the applicable certificate of designations for the Preferred Unit.

“Proposed Distribution” means, as of any time, an amount to be distributed to the Members pursuant to Section 4.2.

“Service” means the United States Internal Revenue Service.

“Services Agreement” means any agreement between any Person and the Company or the Asset Manager that was entered into in order to define the services, roles and responsibilities to be provided by such Person to the Company, including any award agreement entered into connection therewith or separately therefrom.

“Subsidiary” means, with respect to any Person, any entity as to which such Person (a) is the managing partner or managing member, (b) holds 50% or more of the voting power of the equity interests or (c) has the right to designate a majority of the board of directors or similar governing body.

“Tax Year” means the period beginning on January 1 and ending on December 31 of each year.

“Transfer” means any sale, assignment, pledge, hypothecation, encumbrance, disposition, transfer (including, without limitation, a transfer by will or intestate distribution), gift, or attempt to create or grant a security interest in any Interest or interest therein or portion thereof (including, without limitation, a direct or indirect transfer of economic or voting rights, if any, in any Units), whether voluntary or involuntary, by operation of law or otherwise.

“Units” means any or all of the Interests, including the Common Interests and the Preferred Units, as may exist from time to time pursuant to the terms hereof, whether vested or unvested, unless the context otherwise expressly provides.

“Unvested Units” means, unless vesting is otherwise accelerated pursuant to the terms hereof, all Units that have not yet vested in accordance with the terms and conditions related thereto as determined by the Board.

“Vested Units” mean all Units except Unvested Units.

“Voting Managers” means those Managers entitled to a vote on the matter at hand in accordance with the Act and with further consideration for actual and perceived conflicts of interest with respect to such matter.

ARTICLE 3     CAPITALIZATION AND UNITS

3.1            Authorized Units and Capital Contributions.

(a)             The authorized capital of the Company shall initially consist of an unlimited number of Common Interests, including an unlimited number of Class A Common Interests and Class B Common Interests the issuance of which shall, in all cases, be subject to the approval of the Legacy Managers.

(b)             The Members and their respective Common Interests as of the Effective Date are included in the books and records of the Company. The books and records of the Company shall note those Common Interests subject to conditions of ownership, if any, but all such Common Interests shall be deemed outstanding for all purposes, including voting, and allocations and distributions, unless and until forfeited, subject to applicable Services Agreements and Investor Agreements. All ownership interests in any Preferred Units shall be governed by the contracts applicable thereto except as provided for herein, and the books and records of the Company shall be updated from time to time to by management to reflect changes to the ownership interests of such Preferred Units, if any, that are validly issued.

3.2            Additional Contributions; Interest.

(a)             No Member shall have any obligation to make further Capital Contributions to the Company except as provided by an Investor Agreement. Each Member shall have the right, but not the obligation, to make further Capital Contributions only to the extent expressly provided by this Agreement or any other agreement governing their purchase of their respective Units.

(b)             No Member will be paid interest on Capital Contributions to the Company.

3.3            Units Generally.

(a)             Each Member’s Interest in the Company shall be represented by Units and the Company may issue whole or fractional Units. The relative rights of the Units are as set forth in this Agreement, applicable Investor Agreements or on any certificate of designations, as applicable, with respect thereto. The Units shall not be certificated unless otherwise determined by the Board in its sole discretion. To the extent that Units are not certificated, provisions in this Agreement compelling action with regard to such certificates shall be disregarded. Upon the admission of a new Member after the Effective Date, such new Member will execute, or the Asset Manager will execute on its behalf, a joinder agreement to this Agreement or an Investor Agreement agreeing to be bound by the terms of this Agreement.

(b)             Subject to the terms and conditions of this Agreement, the Board shall be authorized to issue additional Units in one or more classes, whether to an existing Member or to one or more new Members or non-Members.

3.4            Effect of Forfeiture or Sale of Units; Sale Procedures; Distributions Pending Sale.

(a)             Effective upon the purchase by the Company of any of the Units pursuant hereto or the occurrence of any event resulting in the forfeiture of any Units pursuant hereto, (i) except as expressly provided to the contrary in this Agreement or in any Investor or Service Agreement, such relinquished Units shall, for all purposes of this Agreement, be canceled and no longer be considered outstanding and shall no longer be entitled to receive any distributions pursuant to this Agreement (except for tax distributions pursuant to Section 4.4) or have any rights hereunder, (ii) the Member’s Percentage Interest shall be adjusted accordingly and (iii) any such repurchased or forfeited Units shall be available for award by the Board.

(b)             The Company shall be responsible for any legal fees and other closing costs incurred by the Company in connection with such transactions specified in Section 3.4(a) except as set forth in any Investor Agreement or Service Agreement. At the request of the Board of Managers, the selling Person shall (i) sign all documents reasonably necessary to effectuate a purchase or forfeiture, as applicable, and (ii) require the Person whose Units are being purchased or forfeited to deliver a release of the Company, the Board of Managers, the other Members and their respective directors, shareholders, partners, employees, agents, advisors and representatives, as a condition to delivery to such Person of any consideration in respect of such purchase or forfeiture. All Units sold pursuant hereto shall be sold free and clear of any liens or other encumbrances and together with all rights attached thereto as of the date of transfer (and such Person shall be required to make representations and warranties with respect thereto).

3.5            Withdrawal; Return of Capital. No Person is entitled to withdraw any portion of its Capital Contribution(s) and no Person has any right to a return of capital except through distributions as provided in Article 4.

3.6            Unit Splits, Recombinations, Etc. In the event that the Company at any time or from time to time after the Effective Date effects a subdivision or combination of any class of Common Interests into a greater or lesser number of Common Interests, it shall make a proportionate and corresponding subdivision or combination of all other classes of Common Interests, effective at the same time.

3.7            Additional Members. After the formation of the Company, any Person acceptable to the Asset Manager may become an additional Member of the Company for such consideration as the Board of Managers shall determine. Prior to the admission of an additional Member, the Managers may revalue the Capital Account balances of the Members to the extent necessary under applicable tax treatment consistent with the provisions of Treasury Regulations § 1.704-1(b)(2)(iv)(f) and (g). No additional Member shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company.

ARTICLE 4     DISTRIBUTIONS

4.1            Distribution Policy.

(a)             The Board of Managers will determine whether and when any distribution will be made under Section 4.2 or Section 4.3; provided that all distributions due and payable pursuant to Section 4.4 shall be required to be paid in full prior to or contemporaneously with any distributions pursuant to Section 4.2 or Section 4.3 in accordance with the terms of Section 4.4.

(b)             Distributions under Section 4.2 or Section 4.3 will only be made to the extent cash is available to the Company (and subject to the preference provided for in Section 4.4) without requiring (i) the sale or pledge of Company assets at any time or on terms that the Board of Managers believes are not in the best interests of the Company or (ii) a reduction in reserves that the Board of Managers believes are necessary or desirable for working capital or other Company purposes, as further provided for in Section 4.5 hereof.

4.2            Cash Distributions. Except as otherwise provided in Section 4.4, and subject to any Investor Agreement, all cash distributions shall be made in the following order of priority:

(a)             First, to the Preferred Unit Holders, if any, in proportion to their respective Preferred Units, until the unrecovered Preferred Return (if any) in respect of each then outstanding Preferred Unit has been reduced to zero,

(b)             Second, solely in the case of a distribution in connection with an Approved Sale, a transaction in which a Drag-Along Notice is issued pursuant to Section 8.3, or any other transaction that would reasonably be expected to result in a liquidation, dissolution, Change in Control, termination or winding up of the Company, to the Preferred Unit Holders, if any, in proportion to their respective Preferred Units, until the unrecovered Preferred Return (if any) in respect of each then outstanding Preferred Unit has been reduced to zero, and

(c)             Thereafter the amount of cash available for distribution under this Section 4.2(c) shall be apportioned among the Members in proportion to their Percentage Interests and amounts initially apportioned to a Member in respect of a Common Interest shall be promptly distributed to such Member in respect of such Common Interests; provided, however, that the Class B Common Interests shall be subordinated to the Class A Common Interests with respect to distributions and no distributions shall be made to holders of Class B Common Interests unless and until the accumulated Class A Preferred Return payable to the holders of Class A Common Interests has been reduced to zero.

4.3            In-Kind Distributions. With the approval of the Board of Managers, the Company may make in-kind distributions of Company property other than cash. In-kind distributions will be made in the same order of priority as cash distributions. Notwithstanding this Section 4.3, tax payment distributions made in accordance with Section 4.4 shall be made in cash.

4.4            Tax Payment Distributions.

(a)             The Company may distribute cash to each Member holding Common Interests, from time to time, on the dates that are required to enable each Member holding Common Interests (or its owners) to pay taxes (including any estimated tax payments) with respect to taxable income allocated to that Member under this Agreement subject to the discretion of the Board and shall equalize the other Members holding Common Interests (without regard to holders of Preferred Units) with respect to payment as the Board deems appropriate so as to not favor one Member holding Common Interests over any other.

(b)             For the avoidance of doubt, no distributions shall be made pursuant to this Section 4.4 (i) with respect to any income realized under the Code by the recipient or holder of a Unit upon the issuance or vesting of such Unit and (ii) with respect to any gain recognized on the sale of all or substantially all of the assets of the Company.

(c)             Each Member will return or repay to the Company as soon as practicable any amount distributed under this Section 4.4 if allocations of taxable income are recalculated and such amounts exceed the distribution to such Member (or the Member who prompted the Board to make distributions to other Members with such amounts being refunded in that corresponding percentage by the other Members concurrently). Such excess distributions shall be treated as a loan to the respective Member until returned.

4.5            Distributions and Dividends Policy. The Company may in its sole discretion (but shall not be required to) make distributions and dividends of cash, securities and other property to the Members at any time and from time to time in the manner described in this Section 4. Any distribution by the Company pursuant to this Agreement to the Member shown on the Member’s records with the Company, or to the transferee of such Person’s right to receive such distributions as provided herein, shall acquit the Company of all liability to any other Person that may be or may purport to be interested in such distribution by reason of any actual or purported Transfer of such Person’s interest in the Company for any reason (including a Transfer of such interest by reason of the death, incompetency, bankruptcy or liquidation of such Person). Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to make a distribution to any Member to the extent such distribution would violate any applicable law. Net Income from operations shall be apportioned among the Members in proportion to their investor percentages in the Company and the corresponding investment term immediately prior to the end of the fiscal year in the event that the Company elects to be taxed as a partnership for tax purposes. The Company is currently taxed as a C-corporation under U.S. tax law.

ARTICLE 5     BOOKS, CAPITAL ACCOUNTS, AND ALLOCATIONS

5.1            Financial Reporting and Nonfinancial Reporting Books. The Company will maintain financial reporting books in accordance with applicable accounting standards, applied on a basis consistent with prior periods. The Company will maintain nonfinancial reporting books and Capital Accounts as required by Section 5.2.

5.2            Capital Accounts. Each Member will have a Capital Account maintained in the records of the Company.

5.3            Allocations of Net Book Income and Net Book Loss. The Net Book Income and Net Book Loss of the Company (and, if necessary, items of gross Book income, gain, loss and deduction) shall be allocated in respect of the Percentage Interests of the Members to the extent that doing so is consistent with the tax treatment of the Company. The Company has currently elected to be treated as a C-Corporation under the Code.

5.4            Tax Allocations. Each item of income, gain, loss, and deduction will be allocated for income tax purposes in the same manner as the corresponding allocation for Book purposes. Nothing contained in this Agreement shall limit the Company from selecting a tax treatment or classification deemed to be in the best interests of the Company.

5.5            Statutory Registers. The Company will at all times maintain and to the extent necessary file (1) a register of Managers; (2) a register of Members; (3) a register of beneficial ownership; (4) a register of security interests over member interests; and (5) a register of mortgages and charges, all in accordance with the Act.

ARTICLE 6     MANAGEMENT

6.1            Board of Managers.

(a)             The Board of Managers will be composed of the following two (2) Managers and shall be the sole individuals until any such successor is appointed or elected in whom management of the Company is vested: Cole Shephard and Adam Jason.

(b)             Each Manager, except as provided below, is to serve until the earlier of his or her death, resignation, or removal or until a successor is appointed or elected. Any Manager may resign at any time by delivering his or her written resignation to the Board of Managers. None of the Legacy Managers shall be subject to removal or to having any successor appointed or elected where the Asset Manager is continuing to serve as Asset Manager of the Company. In the case of death or resignation of any Legacy Manager, any remaining Legacy Manager shall be entitled, in his sole discretion, to appoint a replacement for the departing Legacy Manager.

6.2            Authority of the Board of Managers.

(a)             Except as specifically reserved to the Members in this Agreement or as reserved to the Members under the Act (which reservation cannot be altered by agreement of the Members), the Board has all power and authority to manage, and direct the management of, the business and affairs of the Company in the ordinary course of its business. Except to the extent limited by powers reserved to the Members under Section 6.4 or to them or other Members by other provisions of this Agreement, approval by or action taken by the Board in accordance with this Agreement is the approval or action of the Company and is binding on each Member and all holders of any Units.

(b)             The Board may delegate to the Officers, other employees, and agents of the Company the authority to conduct the business of the Company in the ordinary course in accordance with this Agreement and any policy of delegation which may be adopted and revised from time to time by the Board. Any power granted to the Board by this Agreement that is not delegated by the Board remains with the Board.

6.3            Powers of the Board.

(a)             Without limiting the generality of Section 6.2(a) and consistent with the other provisions of this Agreement and the Act, the authority of the Board of Managers includes, without limitation, the power to:

(i)             approve the annual operating and capital budgets and strategic plans, including working capital budgets;

(ii)            appoint or remove Officers pursuant to Section 6.12 and establish compensation for each Officer of the Company;

(iii)           appoint or remove strategic advisors (“Strategic Advisors”) to the Board (with no such strategic advisor being considered by any Member as a Manager under the Act for any purpose including the assertion of any legal claim) and establish the compensation, rights and duties for each Strategic Advisor of the Company;

(iv)           incur, assume or guarantee any Indebtedness, or authorize any commitment with respect thereto;

(v)            authorize any sale, lease, transfer, or other disposition of any asset of the Company except in accordance with the Act;

(vi)           adopt, approve, or terminate any individual or group employee retirement plan, any welfare benefit plan, any incentive or compensation or any other benefit plan or policy, or any modifications thereto or grant any awards thereunder;

(vii)          change the Tax Year of the Company or make or modify any tax elections;

(viii)         authorize any investment in, or the acquisition of stocks or bonds of, any other Person or any equity interest in any other Person;

(ix)            approve any change of the location of the headquarters of the Company or any of its Subsidiaries;

(x)             approve any license or other grant of rights to or from the Company with respect to any patents, trademarks, trade names, service marks, know-how, trade secrets, or other proprietary information;

(xi)            appoint and replace auditors and otherwise employ certified public accountants on such terms and for such compensation as it considers appropriate;

(xii)           amend the charter or organizational documents of any Subsidiary;

(xiii)         enter into acquisition and similar transactions, including transactions involving leases or licenses, other than in the ordinary course of the Company’s business;

(xiv)         declare distributions or payments of any kind to Members or otherwise, including any redemption of Units from any Member or Person holding Units, in each case, except to the extent expressly required herein;

(xv)          add to, amend or terminate any significant supplier, buyer or services contracts;

(xvi)         initiate, approve or settle any claim, suit, action, case or proceeding;

(xvii)        enter into, amend or terminate any material agreement, contract, license or lease that could result in a material obligation or liability of the Company or any Subsidiary in compliance with the Company’s applicable policies;

(xviii)       construct any new discretionary capital improvements on any property of the Company or replace on a discretionary basis an existing capital improvement following completion of construction thereof or enter into any contract or agreement therefor;

(xix)         give or grant any options, rights of first refusal, deeds of trust, mortgages, pledges, ground leases, security or other interests, in each case, encumbering property of the Company or any portion thereof;

(xx)           sell, convey, refinance or effect any other transfer of the property or other material asset of the Company or any Subsidiary or any portion thereof or enter into any agreement, commitment or assumption with respect to any of the foregoing;

(xxi)          acquire by purchase, ground lease or otherwise, any real property, or enter into any agreement, commitment or assumption with respect to any of the foregoing;

(xxii)         reorganize the Company’s Subsidiary structure or establish new material Subsidiaries;

(xxiii)        grant any registration rights to any Person;

(xxiv)        enter into any transaction involving a sale of material assets of the Company or any business division of the Company; and

(xxv)         make all other material decisions.

(b)             None of the powers granted in Section 6.3(a) broaden or extend powers that are specifically limited by other provisions of this Agreement or the Act.

6.4            Limitation on Powers of Managers; Approval of Members.

Notwithstanding anything in this Agreement to the contrary, without the approval of at least a majority of the Common Interests entitled to vote on such matter, the Managers, subject to any Investor Agreement, shall not have the authority to:

(a)             enter into or amend any transaction between the Company and a Member or an Affiliate of a Member or an employee of either, except in connection with transactions made on an arm's-length basis at the then-prevailing market rates all as determined in good faith by the Board;

(b)             sell, exchange, lease, mortgage, pledge or otherwise dispose of all or substantially all of the assets of the Company in a single transaction or series of related transactions;

(c)             terminate, dissolve or wind-up the Company;

(d)             elect or remove any of the Managers;

(e)             approve a merger or consolidation of the Company with or into another Person where such successor entity to the Company would as a result own more than 50% of the Common Interests;

(f)             authorize any transaction, agreement or action on behalf of the Company that is unrelated to its purpose as set forth in this Agreement and the Certificate of Formation, that otherwise contravenes this Agreement or that is not within the usual course of the business of the Company;

(g)             take any action reserved to the exclusive power of the Members pursuant to the Act;

(h)             amend this Agreement (other than for administrative purposes); or

(i)              increase or decrease the capital stock of the Company.

For the avoidance of doubt, for purposes of this Agreement, in the case of a transaction or arrangement between the Company or any of its direct or indirect Subsidiaries, on the one hand, and any Member (other than any of the Legacy Managers), or any of their respective Affiliates (other than the Company and its direct or indirect Subsidiaries), on the other hand, where in such case the Member is the specific subject of such matter to be voted upon (other than in the case of the election of Managers), such Member shall be excluded from such vote and the matter relating thereto shall require the approval at least a majority of the Common Interests entitled to vote thereon, excluding the Common Interests of such Member (if applicable) and any of its respective Affiliates, provided, however, that the Common Interests of such Member (if applicable) shall still be counted and shall be deemed present for purposes of establishing a quorum under this Agreement.

6.5            Notice of Board Meetings; Quorum. Regular meetings of the Board are to be held at such times and places as may be fixed by the Board, and may be held without further notice. Special meetings of the Board may be called by one or more Voting Managers. Notice of the time and place of a special meeting of the Board is effective if delivered to each Manager by hand, telecopy, telephone, or e-mail at least 48 hours prior to the time of such special meeting. Notices of special meetings of the Board are to identify the purpose of the special meeting or the business to be transacted at the special meeting. The failure to specifically identify an action to be taken or business to be transacted does not invalidate any action taken or any business transacted at a special meeting. Notwithstanding the foregoing, no action may be taken at any meetings of the Board unless a quorum (comprising a majority of the Voting Managers) is present in person or by proxy, power of attorney or other reasonable evidence of authorization pursuant to Section 6.9. If a quorum shall not be present at any meeting of the Board, the Voting Managers present thereat may adjourn the meeting to another time and place.

6.6            Location of Board Meetings. Board meetings may be held at any location. Managers (other than those granting proxy, power of attorney or other reasonable evidence of authorization pursuant to Section 6.9) may participate in a meeting of the Board by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting constitutes presence in person at the meeting.

6.7            Waiver of Notice of Meeting. Whenever notice of a Board meeting is required to be given, a written waiver of notice, signed by a Manager entitled to notice, whether before or after the time of the meeting, is equivalent to notice. A Manager’s attendance at a meeting is a waiver of notice of that meeting, except when the Manager attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. A Manager’s grant of proxy, power of attorney or other reasonable evidence of authorization pursuant to Section 6.9 is a waiver of notice of that meeting.

6.8            Required Vote. Approval by, or the authorization of, the Board requires the vote of at least a majority of the votes entitled to be cast by all of the Voting Managers on the Board (as calculated in accordance with Section 6.9, including after giving effect to the elimination of any votes required thereby due to deadlock). In no case can the Asset Manager be terminated as the Asset Manager of the Company, replaced or have any of its rights described in any Investor Agreement or otherwise impaired to any extent absent the unanimous written consent of all of the Managers.

6.9            Voting; Proxies. Each Voting Manager on the Board has one vote. A Non-Voting Manager on the Board shall not be entitled to vote. Any Voting Manager may authorize another Voting Manager to vote on behalf of such Voting Manager by proxy, power of attorney or other reasonable evidence of authorization. The Voting Manager granting such proxy, power of attorney or other reasonable evidence of authorization shall be counted as present at such meeting for the purpose of establishing the quorum pursuant to Section 6.4.

6.10          Written Actions of the Board. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting upon unanimous consent thereto by all of the Voting Managers of the Board (as calculated in accordance with Section 6.8) in writing.

6.11          Committees of the Board.

(a)             General. The Board may designate one or more committees. Each committee is to be composed of such number of Managers, including not less than one (1) Legacy Manager, as the Board may determine. Any committee, to the extent provided by the Board, may have and may exercise all of the power and authority of the Board. All the provisions of this Agreement apply to committees of the Board, except that special meetings of a committee may be called by any member of such committee and the chairman of any committee is to preside at meetings of such committee. A vote of at least a majority of the members of a committee is approval by, or the authorization of, any committee.

6.12          Officers of the Company.

(a)             The Board of Managers may at any time and from time to time appoint any individuals as officers (“Officers”) of the Company, which may include a Chief Executive Officer and/or President, Chief Financial Officer or such other Officers (such as any number of Vice Presidents) the Board deems advisable. No Officer needs to be a Member or a Manager. An individual can be appointed to more than one office. Current officer roles include – Cole Shephard, Co-CEO and Chairman, Adam Jason, Co-CEO, and Ted Skodol, President - North America.

(b)             Each Officer, except as provided below, serves until the earlier of his or her death, resignation, or removal by the Board. An Officer may be removed at any time by the Board, subject to any Services Agreement. Any Officer may resign at any time by delivering his or her written resignation to the Board. None of the Legacy Managers shall be subject to removal in their capacities as Officers where the Asset Manager is continuing to serve as Asset Manager of the Company. In the case of death or resignation of any Legacy Manager, any remaining Legacy Manager shall be entitled, in his sole discretion, to appoint a replacement for the departing Legacy Manager in their Officer capacity.

6.13          Duties of the Officers. In addition to obligations imposed by other provisions of, and subject to, this Agreement or any Services Agreement, employment agreement or other similar agreement between the Officer and the Company or the Officer and the Asset Manager, each Officer is to exercise the powers customarily exercised by corporate officers serving in his office and to devote to the Company such time as is reasonably necessary to carry out the business of the Company and to accomplish its purposes, subject to the authority and instructions of the Board. The Officers, on behalf of the Company and at the expense of the Company, are to:

(a)             maintain in the Company’s records a list, updated from time to time, that accurately sets forth the names and addresses of the Members, the Interests held by the Members and all other Persons; and the amount of each Member’s and any other Person´s capital contributions;

(b)             arrange for the preparation of all necessary informational income tax forms on behalf of the Company and for the preparation and filing of any and all state and local income and franchise tax returns required to be filed by the Company;

(c)             maintain and preserve during the term of the Company and for five (5) years thereafter, or for such longer time as is necessary to determine the cost basis of the Company assets, at the Company’s office designated pursuant to Section 1.4 (or, if the Company has been terminated, at the location designated by the Board in written notice to the Members), complete and accurate books of account in accordance with the provisions of this Agreement, a list of the names and addresses of each Member and holders of Preferred Units, copies of the Certificate of Formation (and any amendments thereto), this Agreement (and any amendments thereto), and copies of all financial statements and tax returns of the Company for the most recent five-year period during the term of the Company;

(d)             execute, acknowledge, and certify all documents and instruments and take or cause to be taken all actions which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members, (ii) to effectuate the provisions of this Agreement and (iii) to enable the Company to conduct its business;

(e)             conduct the affairs of the Company in compliance with applicable laws and in the best interests of the Company and of the Members;

(f)              not permit the use of Company funds or assets other than for the benefit of the Company and of the Members; and

(g)             use reasonable efforts not to cause the Company to incur Indebtedness or other obligations beyond the Company’s ability to pay.

6.14          Standard of Care.

(a)             Any Member and any Manager, Officer, or employee of the Company in the performance of his or her duties, is entitled to rely in good faith on information, opinions, reports, or other statements, including financial statements, books of account, and other financial data, if prepared or presented by: (i) one or more Officers or employees of the Company if the Person relying on the statements reasonably believes that the Person preparing or presenting the material is reliable and competent in that matter; or (ii) legal counsel, public accountants, or other Persons as to matters that the Person relying on the statements reasonably believes are within the Person’s professional or expert competence.

(b)             Each Manager and each Officer is to perform his or her duties as a Manager or Officer in good faith, in a manner he or she reasonably believes to be in or not opposed to the best interests of the Company, and with the care that an ordinarily prudent person in a similar position would use under similar circumstances.

6.15          Waiver of Certain Duties; Indemnification. None of the Managers or Officers (each an “Indemnified Party”) shall be liable to the Company or any other Person who has an interest in the Company for any loss, damage or claim (a “Loss”) (or any expenses or costs associated therewith (“Costs”)) incurred by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement. To the full extent permitted by applicable law, an Indemnified Party shall be entitled to indemnification from the Company for any Loss or Costs incurred by such Indemnified Party by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement, except that no Indemnified Party shall be entitled to be indemnified in respect of any Loss or Costs incurred by such Indemnified Party by reason of such Indemnified Party’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 6.15 shall be provided out of and to the extent of Company assets only, and no Member, Manager or Officer shall have personal liability on account thereof. The Company shall advance Costs incurred by or on behalf of an Indemnified Party in connection with any Loss within twenty (20) days after receipt by the Company from the Indemnified Party of a statement requesting such advances from time to time; provided such statement provides reasonable documentary evidence of such Costs and provides a written undertaking by the Indemnified Party to repay any and all advanced Costs in the event such Indemnified Party is ultimately determined to not be entitled to indemnification by the Company. The Company may enter into agreements with its Managers to provide for indemnification consistent with the terms and conditions set forth in this Section 6.15.

6.16          The Asset Manager.

(a)             The Asset Manager shall have the power on behalf and in the name of the Company to carry out any and all of the objectives and purposes of the Company as determined by the Board of Managers.

(b)             Third parties dealing with the Company may rely conclusively upon the Asset Manager’s certification that it is acting on behalf of the Company and that its acts are authorized. The Asset Manager’s execution of any agreement or document on behalf of the Company is sufficient to bind the Company for all purposes.

(c)             In consideration of the services that the Asset Manager renders to the Company, the Asset Manager shall be entitled to the compensation as provided herein.

(d)             The Asset Manager has the authority to outsource and redistribute any and all fees, compensation and duties in its discretion and throughout the normal course of business operations.

(e)             The Asset Manager shall pay all ordinary overhead and administrative expenses incurred by the Asset Manager in connection with maintaining and operating its business (including salaries, rent and equipment expenses) that are not expenses made on behalf of the Company and intended in good faith to be reimbursable expenses in connection with providing services to the Company.

(f)             To the maximum extent not prohibited by applicable law, the Asset Manager and any of its affiliated entities or any member, manager, shareholder, partner, director, officer, employee, agent, advisor, representative or affiliate thereof shall not be liable to any Member or the Company for (a) any action taken, or failure to act unless and only to the extent that such action taken or failure to act constitutes gross negligence or willful malfeasance by such Person or was in bad faith taken or failed to be taken, (b) any action or inaction arising from reliance in good faith upon the opinion or advice as to legal matters of legal counsel or as to accounting matters of accountants selected by any of them with reasonable care or (c) the action or inaction of any agent, contractor or consultant selected and monitored by any of them with reasonable care. To the extent that, at law or in equity, the Asset Manager or any other person has duties (including fiduciary duties) and liabilities relating thereto to the Company or any Member, any such person acting under this Agreement shall not be liable to the Company or any Member for its good faith reliance on the provisions of this Agreement except as may be required under applicable law.

(g)             To the maximum extent not prohibited by applicable law, the Company shall indemnify the Asset Manager and, unless otherwise determined by the Asset Manager in its sole discretion, each of its members, managers, shareholders, partners, directors, officers, employees, agents, advisors, assigns, representatives and affiliates (and their respective members, managers, shareholders, partners, directors, officers, employees, agents, advisors, assigns, representatives and affiliates), against any claims, losses, liabilities, damages, costs or expenses (including attorney fees, judgments and expenses in connection therewith and amounts paid in defense and settlement thereof) to which any of such persons may directly or indirectly become subject in connection with the Company, but only to the extent that the Asset Manager or such person (a) acted in good faith and (b) was neither grossly negligent nor engaged in willful malfeasance. The Company may in the sole judgment of the Asset Manager pay the expenses incurred by any such Person indemnifiable hereunder (which the Asset Manager in its sole discretion has elected to indemnify) in connection with any proceeding in advance of a final disposition thereof.

(h)             The Asset Manager shall devote an amount of business time and attention to the affairs of the Company as the Asset Manager determines is consistent with the Company achieving its objectives.

6.17          Asset Management Compensation.

(a)             The Company will pay the Asset Manager, on a go-forward basis, annual management compensation related to the ongoing work of the Asset Manager on behalf of the Members to assist in the management of the Company for the period from and including the initial investment by each Member in the Common Interests through any final distribution of the Company’s assets (should this event occur), payable quarterly in advance, equal to the aggregate sum of the product of (i) each equity Member’s purchase amount of the Common Interests and any debt financing and/or preferred equity financing led by the Asset Manager on behalf of the Company that the Company may also require to pursue its business purposes, multiplied by (ii) two percent (2%) per annum. The Asset Manager also holds a non-dilutable equity position in the Company equal, unless modified by any Investor Agreement, to six percent (6%) of all equity interests in the Company as Founders Shares for founding the Company and its business and for substantial additional contributions to the Company as follows: The Asset Manager has agreed to take all necessary steps to, in addition to already reducing its annual management fee, waive all future deal-sourcing and execution fees and has contributed the specialty coffee entities previously controlled by the Asset Manager as Abira at cost basis to the Company. All fees hereunder shall be exclusive of operational costs of the Company, which shall be borne by the Company. All Units are subject to these terms unless expressly waived by the Asset Manager.

(b)             the Asset Manager shall be entitled to an annual performance bonus for the period from and including the initial investment in the Common Interests through any final distribution of the Company´s assets (should this event occur) that will be calculated as twenty-five percent (25%) of the total annual net income from the operations of the Company; provided, however, that, with respect to the Class A Common Interests, such annual performance bonus shall only be calculated on amounts of net income above the Hurdle Rate.

(c)             the Asset Manager is entitled to an exit sale bonus. Each Member understands and agrees that, in the event of a sale of the Company or other substantially similar refinancing transactions with respect to the effect to the Member at the discretion of the Asset Manager or in the case of a registered public offering, the Asset Manager and the Members will share in the equity return of the Company (or in the case of a registered public offering, the market value for the Company immediately prior to the trading of the Common Interests of the Company) in accordance with the following: In the case of any such event, distributions will be made in the following order, subject to payments previously made during the course of holding the Common Interests of the Company, including those made to any predecessor holder of such Common Interests of the Company: (1) to the holders of the Class A Common Interests of the Company and the Asset Manager until they have received their total investment amounts and an equivalent to their Class A Preferred Return during the time in which they were invested in the Company, calculated based on the personal total investment amount; (2) to the Members holding Class B Common Interests up to their total investment amounts (as defined below); and (3) lastly, a split of the remaining proceeds of 75% to the Members and 25% to the Asset Manager. For purposes hereof, Total Investment Amount shall be the amount effectively paid by the applicable Member.

6.18         Subsidiary Governance. The Members hereby agree that each Subsidiary of the Company shall be managed so that that the Company can direct the business and affairs of such Subsidiary.

6.19          Access to Information. The Company shall maintain the necessary books of account of the Company’s affairs at the Company´s headquarters, or at such other office as the Asset Manager may from time to time may designate, which books shall be open to inspection (but not copying) by Members for any purpose reasonably related to such Member´s or Members´ interest in the Company subject to this Section 6.19. The Company shall permit, subject to any accommodation to be made by the Company in its sole discretion, any Member or group of members owning, collectively, at least twenty-five percent (25%) of the Common Interests and their respective representatives (including, without limitation, their legal counsel and accountants), in-person, during normal business hours and with at least thirty (30) calendar days advance notice, at the Member's or Members´ expense, as applicable, including reasonable costs and expenses of the Company related thereto, which shall be paid in advance, to (i) visit and inspect any of the properties of the Company and its Subsidiaries, (ii) examine the corporate, financial and similar type records, reports and documents of the Company and its Subsidiaries, including, without limitation, all internal management documents, reports of operations, reports of adverse developments, copies of any management letters, press releases and registration statements, and make copies thereof or extracts therefrom, subject to the rights of the Company under Section 18-305(c) of the Act (in particular, but without limitation, with respect to identifying any contact information of other Members, which shall not be provided) and the requirements and limitations under Sections 18-305(e) and (f) of the Act, and (iii) discuss the affairs, finances and accounts of any such entities with any of the executive officers and or senior managers of the Company or any of its Subsidiaries. The Company shall have the right to preserve all such records in original form or in any other medium.

ARTICLE 7     POWERS AND DUTIES OF AND
LIMITATIONS ON THE MEMBERS

7.1            Voting Rights. Each Common Interest shall be entitled to one vote per Common Interest, but subject any limitations contained in any Investor Agreement. With respect to any matter required by the Act to be submitted for the vote or consent of any class of Units voting separately as a class, each Unit in such Class shall be entitled to one vote. Unless specifically provided for in the certificate of designations thereto, Preferred Units shall not be entitled to any voting rights other than as provided for under the Act. For the avoidance of doubt, the admission of any new Member shall be a matter subject solely to the approval of the Board of Managers in conjunction with the Asset Manager. All Members prior to being admitted as Members will be required to execute a power-of-attorney giving the Asset Manager, among other things, the right to vote the Interests of such Member in the discretion of the Asset Manager along with such other terms as provided for in the applicable Investor Agreement.

7.2            Affiliate Transactions. The Company will only be authorized to enter into an Affiliate Transaction not existing on the Effective Date with the consent of a majority of the Voting Managers. For purposes of this Section 7.2, the Voting Managers are those Voting Managers that are not a party to such Affiliate Transaction.

7.3            Member Actions. Meetings of the Members are not required, but if the Members holding Common Interests choose to hold meetings, subject to any limitations in any Investor Agreement, the following procedures shall be followed:

(a)             Meetings of the Members holding Common Interests may be called by the Board of Managers or by the holders of at least a majority of the Common Interests. Notice of the time and place of a meeting of the Members holding Common Interests is effective if delivered to each such Member by hand, telecopy, telephone, or e-mail at least 48 hours prior to the time of such meeting. Notices of meetings of the Members holding Common Interests are to identify the purpose of the meeting or the business to be transacted at the meeting. The failure to specifically identify an action to be taken or business to be transacted does not invalidate any action taken or any business transacted at a meeting.

(b)             Meetings may be held at any location. Members entitled to participate at such meeting may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting constitutes presence in person at the meeting.

(c)             Whenever notice of a Member meeting is required to be given, a written waiver of notice, signed by a Member entitled to notice, whether before or after the time of the meeting, is equivalent to notice. A Member’s attendance at a meeting is a waiver of notice of that meeting, except when the Member attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(d)             The participation of the holders of at least a majority of Common Interests entitled to vote at such meeting is required to establish a quorum for the meeting. Approval by, or the authorization of, the Members requires the affirmative vote of the holders of at least a majority of the Common Interests entitled to vote thereon.

(e)             Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting if the holders of at least a majority of the Common Interests entitled to vote thereon consent thereto in writing. Prompt notice of the action so taken without a meeting shall be given to those Members entitled to vote or consent who have not consented in writing. Nothing contained in this Agreement shall in any way be construed as limiting a Member´s ability to exercise its rights hereunder by proxy; provided, however, that any such proxy may only be given to a Person that is then a current Member.

(f)              Notice of Tax Examinations. Any Member receiving notice that the Service or any other similar taxing authority intends to examine any income tax return of the Company is required to promptly notify the Company, and the Company is to notify the other Members.

(g)             Tax Returns. The Company shall provide, to the extent reasonably available, all such information as a Member may reasonably request for purposes of complying with applicable tax reporting requirements.

7.4            Other Activities. Each Member shall conduct its affairs in accordance with the rights, duties and obligations, including with respect to conflicts of interest and usurpation of business opportunities to the Company, under the Act and other applicable law. The Members agree that the damages suffered by the Company as the result of a default by a Member under this Agreement (as determined in good faith by the Board of Managers) will be substantial and that such damages may not be estimated with reasonable accuracy. The Company shall as it deems necessary have the rights available to it under Sections 18-306 and 18-502(c) of the Act, and Article 3 of this Agreement shall not be applicable to any transaction resulting from the foregoing, nor shall any compensation be required in the case of the exercise by the Company of such rights.

7.5            Legal Counsel and Waivers of Conflicts of Interest. Each Member hereby agrees and acknowledges that:

(a)             The Company and its Affiliates may engage legal counsel (“Company Counsel”) for any purpose (and in connection with any matter) deemed appropriate by the Board (acting within the scope of its authority), including (i) the formation, financing and operation of the Company and any Affiliate; (ii) the making, holding and disposing of investments by the Company or any Affiliate; and (iii) any dispute that may arise between one or more Members, on the one hand, and the Company or any Affiliate, as the case may be, on the other hand (any such engagement, a “Legal Matter”).

(b)             Any Company Counsel shall not, by representing the Company or any Affiliate, be considered to be representing the Members of the Company or other direct or indirect owner of any Affiliate. Except as may be agreed in writing in a specific instance, Company Counsel will undertake no professional responsibility to the Members or other owners.

7.6            Limitations on the Rights of the Members. Subject to any mandatory requirements of applicable law, no Member (in its capacity as a Member) has the right to take any part whatsoever in the management and control of the ordinary business of the Company, sign for or bind the Company, compel a sale or appraisal of Company assets, or sell or assign its Interests except as provided in this Agreement and any applicable Investor Agreement.

7.7            Limited Liability of the Members. No Member (solely in its capacity as a Member) has any obligation to contribute money or anything of value to the Company other than as provided in any Investor Agreement related thereto. Any liability to return distributions made by the Company is limited to mandatory requirements of the Act or of any other applicable law or the terms of this Agreement. No Member shall be responsible or liable for any liabilities of any other Member (other than as required by law) incurred either before or after the date of this Agreement. No Member shall be responsible or liable for any liabilities of the Company solely by reason of being a Member.

7.8            Confidentiality. Except for disclosures necessary to implement this Agreement or in furtherance of the business of the Company, and except for disclosures required by law, the Members will preserve in confidence information regarding the Company, its business and affairs. Confidential information that is covered hereby includes, without limitation, the Company’s financial performance; business plans; marketing plans; lists of clients/prospects; processes and procedures; financial and pricing models, service methods and business techniques; training, selling, service and business manuals; promotional materials; training courses and other training and instructional materials; broker and customer product information; prospective customer or broker lists; and other business information. Confidential information does not include information that (i) is or becomes generally available to the public through no fault of the disclosing Member or its representatives or (ii) is or becomes available on a non-confidential basis from a source other than the Company that the receiving Member reasonably believes is not prohibited from disclosing such information by a contractual, legal or fiduciary obligation. Notwithstanding the foregoing, each Member may disclose confidential information to governmental and regulatory bodies pursuant to applicable law, rules and regulations or in connection with a proceeding conducted thereby. The Company or its respective Affiliate shall exclusively own the “work product” of any Member or Manager also providing services to the Company or any of its Affiliates and any person under his or her direct supervision that has been created for the purpose of business activities performed on behalf of the Company or any of its Affiliates or was created on any servers of the Company or with the use of Company resources.  This work product can include any writings (e.g., excel, power point, emails), programming, documentation, data compilations, reports, and any other media, materials, or other objects produced as a result of work performed for the Company or any Affiliate.

7.9            Reserved.

7.10          Services and Investor Agreements.

Notwithstanding anything in this Agreement to the contrary, to the extent there is any conflict between this Agreement and any Services Agreement or Investor Agreement, the terms of the applicable Services Agreement or Investor Agreement shall control.

ARTICLE 8     TRANSFERS OF INTERESTS

8.1            General Restriction.

(a)             Except as otherwise expressly permitted hereunder, no Member or Person may Transfer any Units or all or part of its Interest, without the prior written consent of the Board of Managers. The Board of Managers is entitled to grant or withhold consent in its sole and absolute discretion. The Company will not recognize any Transfer of Units or any Interest otherwise than in accordance with the terms and provisions of this Agreement.

(b)             Notwithstanding anything to the contrary in Section 8.1(a), any Member or Person may Transfer any or all of his, her or its Units (except as otherwise provided below) to a transferee (in each case, a “Permitted Transferee”) in each of the following cases (each a “Permitted Transfer”): (A) to any manager or general partner of such Person or any partnership, limited liability company or other Person that is in each case an Affiliate of such Person and formed for the purpose of making investments (but excluding the portfolio companies themselves); (B) with respect to any individual (including any such Person receiving Units pursuant to clause (A)), to the estates and family members of any such persons and of their spouses, and any trusts for the benefit of, or limited liability company or other entity with no assets or liabilities other than the ownership rights in the Units, and the sole beneficial and record owners of which are any of the foregoing persons; (C) any successor purchasing substantially all of such Person’s assets; provided, that such transferee shall receive and hold such Units subject to the provisions of this Agreement in the same manner as the transferor; and provided further, that if at any time any Person that acquired Units as an Affiliate of the immediately prior holder of such Units is no longer an Affiliate of such prior holder, then such Person shall promptly Transfer all such Units to such prior holder or to an Affiliate of such prior holder; and provided, further, that no such Permitted Transfer will be permissible if such Transfer would cause the Company or the Asset Manager to be subject to regulation under the U.S. Securities Exchange Act of 1934, the U.S. Investment Company Act of 1940 or the U.S. Investment Advisors Act of 1940, each as amended, or any similar law or regulation regardless of jurisdiction;

(c)             If any Units are Transferred pursuant to this Section 8.1 to any Person who is not a party to this Agreement, such Person shall agree to be bound by the terms, conditions and obligations of this Agreement and any other agreement governing such Units as a precondition to the transfer of such Units and such Units shall continue to be subject to the provisions set forth in this Agreement and any other applicable agreement.

(d)             Each Member agrees, for itself and its Affiliates, that neither it nor any of its Affiliates will make a Transfer of any ownership interest, or an issuance of equity interests, in such Member, or in any Person holding a direct or indirect ownership interest in such Member, for the purpose of avoiding the provisions of this Article 8. In addition, no Member shall avoid the provisions of this Article 8 by making one or more indirect Transfers, including Transfers to one or more Permitted Transferees and then disposing of all or any portion of its interest in any such Permitted Transferee, and any Transfer or attempted Transfer in violation of this covenant shall be null and void.

8.2            Right of First Offer.

(a)             Right of First Offer. In the event that, any of the Members or any other Person (each, a “Seller”) desires to Transfer all or any portion of such Seller’s Units in any manner other than a Permitted Transfer, then such Transfer shall not be subject to the Board approval requirements or restrictions set forth in Section 8.1(a) if the provisions of this Section 8.2 are complied with:

(i)              The Seller shall provide written notice (the “Seller Notice”) to the Company describing (A) the number of Units the Seller desires to Transfer (“Available Units”), (B) the proposed purchase price per Unit for the Available Units (the “Offer Price”), and (C) other terms and conditions of such proposed Transfer. The Company shall promptly deliver a copy of the Seller Notice to each of the holders of the class of Units subject to transfer.

(ii)            For a period of fifteen (15) calendar days after the giving of the Seller Notice pursuant to Section 8.2(a)(i) (such period, the “Company Option Period”), the Company shall have the right (the “Company Option”), but not the obligation, to purchase any or all of the Available Units at a purchase price equal to the Offer Price and upon the terms and conditions set forth in the Seller Notice. The right of the Company to purchase any or all of the Available Units under this Section 8.2(a)(ii) shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the Company Option Period, to the Seller, which notice shall state the number of Available Units proposed to be purchased by the Company. The failure of the Company to respond within the Company Option Period shall be deemed to be a waiver of the Company Option; provided that the Company may waive its rights under this Section 8.2(a)(ii) prior to the expiration of the Company Option Period by giving written notice to the Seller.

(iii)          If the Company does not elect to purchase all of the Available Units, then for a period of fifteen (15) calendar days after the earlier to occur of (A) the expiration of the Company Option Period and (B) the date upon which the Seller shall have received written notice from the Company of its exercise of the Company Option pursuant to Section 8.2(a)(ii) or its waiver thereof (the “Asset Manager Option Period”), the Asset Manager shall have the right (the “Asset Manager Option”) to purchase any or all of the remaining Available Units at a purchase price equal to the Offer Price and upon the terms and conditions set forth in the Seller Notice. The right of the Asset Manager to purchase any or all of the Available Units under this Section 8.2(a)(iii) shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the Asset Manager Option Period, to the Seller, which notice shall state the number of Available Units proposed to be purchased by the Asset Manager. The failure of the Asset Manager to respond within the Asset Manager Option Period shall be deemed to be a waiver of the Asset Manager Option; provided that the Asset Manager may waive its rights under this Section 8.2(a)(iii) prior to the expiration of the Asset Manager Option Period by giving written notice to the Seller. The Asset Manager may assign to any of its Permitted Transferees all or any portion of its rights pursuant to this Section 8.2(a)(iii).

(iv)           If the Company and the Asset Manager do not elect to purchase all of the Available Units, then for a period of thirty (30) calendar days after the earlier to occur of (A) the expiration of the Company Option Period and the Asset Manager Option Period and (B) the date upon which the Seller shall have received written notice from the Company or the Asset Manager of its exercise of the Company Option pursuant to Section 8.2(a)(ii) or the Asset Manager Option pursuant to Section 8.2(a)(iii), as applicable, or their waiver thereof (the “Rightholder Option Period”), each of the holders of the class of Units subject to transfer (who, in each case, is not a Seller) (each in such capacity, a “Rightholder” and collectively, the “Rightholders”) shall have the right to purchase all, but not less than all, of the remaining Available Units at a purchase price equal to the Offer Price and upon the terms and conditions set forth in the Seller Notice. Each Rightholder shall have the right to purchase that percentage of the Available Units determined by dividing (1) the total number of such Units then held, directly or indirectly by such Rightholder by (2) the total number of such Units then held, directly or indirectly by all such Rightholders. If any Rightholder does not fully subscribe for the number of Available Units it is entitled to purchase, then each other participating Rightholder shall have the right to purchase that percentage of the Available Units not so subscribed for (the “Excess Available Units”) determined by dividing (x) the total number of such Units then held, directly or indirectly by such fully participating Rightholder by (y) the total number of such Units then held, directly or indirectly by all fully participating Rightholders who elected to purchase Available Units. The procedure described in the preceding sentence shall be repeated until there are no remaining Excess Available Units. Any of the Members may assign to any of its Permitted Transferees all or any portion of its rights as a Rightholder pursuant to this Section 8.2(a)(iv).

(v)             If the Company, the Asset Manager and/or the Rightholders do not purchase all of the Available Units pursuant to Section 8.2(a)(ii), Section 8.2(a)(iii) and/or Section 8.2(a)(iv), then the Seller may, subject to Section 8.4, Transfer the Available Units to a third party purchaser in accordance with Section 8.2(a)(vii).

(vi)           The closing of the purchases of Available Units subscribed for by the Company under Section 8.2(a)(ii), the Asset Manager under Section 8.2(a)(iii) and/or the Rightholders under Section 8.2(a)(iv) shall be held at the executive office of the Company at such time and place as the parties to the transaction may agree; provided, that such closing shall occur no earlier than the 60th day after the giving of the Seller Notice pursuant to Section 8.2(a)(i). At such closing, the Seller shall deliver certificates (if any) representing the Available Units, duly endorsed for transfer and accompanied by all requisite transfer taxes, if any, and such Available Units shall be free and clear of any liens and encumbrances (other than those arising hereunder and those attributable to actions by the purchasers thereof) and the Seller shall so represent and warrant, and shall further represent and warrant that it is the sole beneficial and record owner of such Available Units. The Company, the Asset Manager and/or each Rightholder, as the case may be, purchasing Available Units shall deliver at the closing payment in full in immediately available funds for the Available Units purchased by it. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

(vii)         Unless the Company, the Asset Manager and/or the Rightholders elect to purchase all, but not less than all, of the Available Units under Sections 8.2(a)(ii), 8.2(a)(iii) and 8.2(a)(iv), the Seller may, subject to the rights of all Persons pursuant to Section 8.3, Transfer all, but not less than all, of the Available Units to any third party purchaser at a per Unit purchase price not less than the Offer Price and on other terms and conditions no less favorable to Seller than those set forth in the Seller Notice; provided, however, that such Transfer is bona fide and made pursuant to a contract entered into within ninety (90) calendar days after the earlier to occur of (i) the waiver by the Company, the Asset Manager and all of the Rightholders of their options to purchase the Available Units and (ii) the expiration of the Rightholder Option Period (such earlier date, the “Contract Date”); and provided further, that such sale shall not be consummated unless and until such third party purchaser shall agree to be bound by the terms, conditions and obligations of this Agreement and any and all other agreements governing the applicable Units as a precondition to the purchase of such Available Units and such Available Units shall continue to be subject to the provisions set forth in this Agreement. If such Transfer to the third party purchaser is not consummated within 120 calendar days after the Contract Date for any reason, then the restrictions provided for herein shall again become effective, and no Transfer of any Units may be made thereafter by the Seller without again offering the same to the Company and the Rightholders in accordance herewith.

(viii)       If any Transfer made to the Company or the Rightholders or to a third party purchaser would result in a breach or default of, or acceleration of any payment under any agreement of the Company, then the Seller shall not be permitted to complete the transaction; provided, however, that the Company shall use its reasonable efforts to permit the transaction in a manner that prevents any such breach or default of, or acceleration of any payment under any agreement of the Company on behalf of the Seller.

(b)             Rights of First Offer upon Involuntary Transfer. If an Involuntary Transfer of any Units (the “Transferred Units”) owned by any Member shall occur, then, first the Company, then the Asset Manager, and then the Members holding such class of Units (each in such capacity for the purpose of this Section 8.2(b), an “Involuntary Rightholder” and collectively, the “Involuntary Rightholders”), shall have the same rights as specified in Sections 8.2(a)(ii), (iii) and (iv), respectively, with respect to such Transferred Units as if the Involuntary Transfer had been a proposed voluntary transfer by a Seller and shall be governed by Section 8.2(a), except that (i) the time periods shall run from the date of receipt by the Company of actual notice of the Involuntary Transfer (and the Company shall immediately give notice to the Involuntary Rightholders of the date of receipt of such notice), (ii) such rights shall be exercised by notice to the transferee of such Transferred Units (the “Involuntary Transferee”) rather than to the Member who suffered or will suffer the Involuntary Transfer and (iii) the purchase price per Transferred Unit shall be agreed upon by the Involuntary Transferee and the Company, the Asset Manager and/or the Involuntary Rightholders purchasing a majority of the Transferred Units, as the case may be; provided, however, that if such parties fail to agree as to such purchase price, the purchase price shall be the Liquidation Value thereof as determined in accordance with Section 8.2(c). For purposes of this Agreement, the term “Involuntary Transfer” means any transfer, proceeding or action by or in which a Member shall be deprived or divested of any right, title or interest in or to any of the Units, including, without limitation, (i) any seizure under levy of attachment or execution, (ii) any transfer in connection with Bankruptcy (whether pursuant to the filing of a voluntary or an involuntary petition) or other court proceeding to a debtor in possession, trustee in Bankruptcy or receiver or other officer or agency and (iii) any transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property.

(c)             Liquidation Value.      If the parties fail to agree upon the purchase price of the Transferred Units in accordance with Section 8.2(b), then the Company, the Asset Manager or the Involuntary Rightholders, as the case may be, shall purchase the Transferred Units at a purchase price equal to the Liquidation Value thereof or such lesser value as the parties determine in good faith. For the avoidance of doubt, such purchase shall not be considered a repurchase pursuant to Article 3 or otherwise subject the determination of the Liquidation Value of the Transferred Units to review by an objecting Member.

(d)             Closing.      The closing of any purchase under Section 8.2(b) through (e) shall be held at the executive offices of the Company at 11:00 a.m., local time, on the earlier to occur of (i) the fifth Business Day after the purchase price per Transferred Unit shall have been agreed upon by the Involuntary Transferee and the Company, the Asset Manager or the purchasing Involuntary Rightholders, as the case may be, in accordance with Section 8.2(b), or (ii) the fifth Business Day after the determination of the Liquidation Value or other purchase price of the Transferred Units in accordance with Section 8.2(c), or at such other time and place as the parties to the transaction may agree. At such closing, the Involuntary Transferee shall deliver certificates (if any) representing the Transferred Units being purchased under Sections 8.2(b) through (e), duly endorsed for transfer and accompanied by all requisite transfer taxes, if any, and such Transferred Units shall be free and clear of any Liens (other than those arising hereunder and those attributable to actions by the purchasers thereof) and the Involuntary Transferee shall so represent and warrant, and shall further represent and warrant that it is the sole beneficial and record owner of such Transferred Units. The Company, the Asset Manager or each Involuntary Rightholder, as the case may be, purchasing such Transferred Units shall deliver at the closing payment in full in immediately available funds for the Transferred Units purchased by it or him. At such closing, all parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

(e)             If the provisions of Section 8.2(b) through (e) shall be held to be unenforceable with respect to any particular Involuntary Transfer, the Company, the Asset Manager and the Involuntary Rightholders shall have the rights specified in Sections 8.2(a)(ii), (iii) and (iv), respectively, with respect to any transfer by an Involuntary Transferee of such Transferred Units, and each Involuntary Rightholder agrees that any Involuntary Transfer shall be subject to such rights, in which case the Involuntary Transferee shall be deemed to be the Seller for purposes of Section 8.2(a) and shall be bound by the provisions of Section 8.2(a) and other related provisions of this Agreement.

(f)              Applicability of Drag-Along Right. Notwithstanding anything in this Section 8.2 to the contrary, for the avoidance of doubt, during the pendency of a Transfer by any Seller pursuant to this Section 8.2, the Units subject to such Transfer shall remain fully subject to an Approved Sale subject to a Drag-Along Notice pursuant to Section 8.3.

(g)             Company Veto of Transfers. Notwithstanding anything to the contrary in the foregoing, the Company shall at all times have the right to prevent any Transfer other than a Permitted Transfer if the Company determines in good faith that such Transfer could have a material detrimental effect on the Company. A material detrimental effect may include, but is not limited to, any Transfer that could reasonably be expected to lead to similar Transfer requests, potentially giving rise to secondary trading or a secondary market for the Company’s securities, which could undermine the Company’s intended ownership structure, compete with any primary offering of the Company’s securities, or conflict with the Company’s strategic objectives.

8.3             Drag-Along Right.

(a)              Obligations of Certain Members. In the event that approval of the Dragging Members is obtained with respect to any transaction or series of related transactions pursuant to which a Transfer of Units would result in a Transfer of 80% or more of the Common Interests (an “Approved Sale”), then the Dragging Members shall be permitted to cause the provisions of this Section 8.3 to apply to such Approved Sale by delivering a written notice (a “Drag-Along Notice”) to all Members and Persons (regardless of class of Unit) stating that such Approved Sale has been approved by such Dragging Members and shall be subject to this Section 8.3.

(b)             At the closing of the Approved Sale subject to a Drag-Along Notice:

(i)              if the Approved Sale would result in a Transfer (whether by sale, merger or otherwise) of all of the Units of the Company, the Units of each Member or Person shall be sold, Transferred and delivered to the party acquiring Units in the Approved Sale, and in exchange for such sale, each Member or Person shall be entitled to receive that portion of the aggregate net proceeds available to the holders of Units (after making the payment of transaction costs and the other items described in Section 9.2(a) and Section 9.2(b)) in the order of priority set forth in Section 4.2; and

(ii)            if the Approved Sale would result in a Transfer (whether by sale, merger or otherwise) of less than all of the Units of the Company, then the percentage of Units sold shall be the same for each class of Units then outstanding, and each holder of Units shall sell such number of Units of each class, equal to the total number of Units of such class to be sold in such transaction multiplied by a fraction, the numerator of which is the total number of Units of such class held by such Member or Person and the denominator of which is the total number of Units of such class outstanding (except in the case where the acquiring party is only acquiring particular series of Units, in which case the foregoing formula shall only apply to such series). The Units of each respective Member or Person required to be sold pursuant to this Section 8.3(b)(ii) shall be sold, Transferred and delivered to the party acquiring Units in the Approved Sale, and as consideration for such sale, the party acquiring Units shall pay the same price per Unit for all Units sold; provided that the proceeds received by each Member or Person for each Unit shall be adjusted as necessary to account for the economic differences among the Units being sold, including any hurdle amounts or preferences or other similar terms applicable to such Units. The purchaser in any Approved Sale pursuant to this clause (ii) shall pay to the Company at the closing of such Approved Sale an amount equal to the aggregate consideration that would have been payable to the holders of Units but for any adjustment pursuant to the proviso in the immediately preceding sentence.

8.4             Actions to Implement Sale.

(a)              In connection with any Approved Sale, each participating Person shall (i) take any action as may be reasonably requested by the Board of Managers or the Dragging Members in connection with consummating the transaction, (ii) vote in favor of, consent to and raise no objections against the transaction or the process pursuant to which the transaction was arranged, (iii) waive any dissenter’s, appraisal and other similar rights, (iv) if the transaction is structured as a sale of Units, sell such Person’s Units on the terms and conditions of the transaction, and (v) execute and deliver such documents as may be reasonably requested by the Board of Managers or the Dragging Members in connection with the transaction, including, without limitation, written consents of Members, proxies, letters of transmittal, purchase agreements and limited liability company interest powers. If the Board of Managers or the Dragging Members agree to escrow any amounts of proceeds resulting from a transaction or to accept Indebtedness or other securities, or is subject to indemnification or other rights of offset, then each such Member (as applicable) shall be required to accept the same terms. In addition and notwithstanding anything to the contrary set forth in Section 8.3, if such acceptance of Indebtedness or other securities by any such Person may, in the reasonable judgment of the Board of Managers or the Dragging Members, constitute a violation of any applicable securities law or impede the consummation of an Approved Sale based on the terms and conditions offered by the purchaser in such Approved Sale, then the Board of Managers may require the Persons participating in the Approved Sale to receive, in lieu of such Indebtedness or other securities, the Fair Market Value thereof in cash.

(b)             Each Person (as applicable) is only required to comply with Section 8.4(a) if: (i) the Dragging Members have also executed the documents to be executed by such Person on no more favorable a basis than the other Persons, (ii) the Dragging Members bear their proportionate share of any escrows, holdbacks or adjustments in purchase price and make such representations, warranties and covenants as are customary; and (iii) any indemnification obligations for breaches of representations, warranties and covenants made by the Company or the Person that are not to be satisfied out of any escrow amounts shall be several only and shall be pro rata among the Person based on the aggregate consideration received with respect to the Units sold and shall be further limited so that the indemnification obligation for any Person will not exceed the net proceeds received by the Person in such transaction (except for customary exceptions relating to representations and warranties relating to title, due authorization and other customary warranties).

(c)             Each Person hereby, and on behalf of its Affiliates, successors and assigns, irrevocably appoints the Company as its true and lawful agent and attorney-in-fact, with full power of substitution and resubstitution, in its name or otherwise, to take such actions and execute and deliver any and all documents or instruments as may be required in connection with the sale of such Person’s Units as set forth in Section 8.3. Each Person hereby further grants to the Company a proxy, with full power of substitution and resubstitution, to vote any Units now or hereafter held by such Person in connection with any approval that may be required to effect the transactions contemplated by Section 8.3. Each Person hereby acknowledges that the powers of attorney and proxy granted by this Section 8.4 are coupled with an interest, are irrevocable by such Person, and shall survive for as long as any Units remain issued and outstanding.

(d)             If the Company retains legal counsel or other professional advisors in connection with any Drag-Along Sale, all Persons participating in such transaction shall bear their pro rata share of the fees and expenses so incurred to the extent such costs are not otherwise paid by the Company or the acquiring Person whether or not such transaction closes. Costs incurred by any Person on its own behalf will not be considered costs of the transaction and will be paid solely by that Person unless otherwise agreed by the Company in a specific instance.

8.5            Piggyback Registration.

(a)             In the event that the Company proposes to sell or issue Common Interests in a broadly marketed offering requiring compliance with the public offering registration requirements of the U.S. securities laws, and such offering is not for the purpose of funding a single project or series of related projects, whether or not for sale for its own account, it shall give prompt written notice to each Member owning Common Interests of its intention to do so and of the rights of such Members under this Section 8.5 at least ten (10) calendar days prior to soliciting investments from third parties in such offering. Subject to the terms and conditions hereof, such notice shall offer each such Members the opportunity to include in such offering such number of Units as such Holder may request. Upon the written request of any such Holder made within five (5) calendar days after the receipt of the Company’s notice (which request shall specify the number of Units intended to be disposed of), the Company shall use its reasonable best efforts to include such Units in the offering to the extent required to permit the disposition of the Units so requested to be sold.

(b)             If, at any time after giving a written notice of its intention to sell any Units pursuant to Section 8.5(a) the Company shall determine for any reason not to pursue such offering, the Company shall give written notice of such determination to such Members and thereupon the Company shall be relieved of its obligation to pursue the offering of the Units of such Members, without prejudice.

(c)             Notwithstanding anything to the contrary in the foregoing, if the Board of Managers in its good faith judgment determines that the amount of Units requested to be included in the offering by the eligible Members exceeds the amount of Units that can be sold without adversely affecting the price, timing, distribution, purpose or sale of Units in the offering (the “Maximum Amount”), the Company shall be required to include in such offering only such number of Units as is equal to the Maximum Amount and the Company and the requesting Members in the offering shall participate in such offering in the following order of priority:

(i)             First, the Company shall be entitled to include in such offering the amount of Units that the Company proposes to offer and sell for its own account in such offering and that does not exceed the Maximum Amount.

(ii)            Second, the Company shall be obligated and required to include in such offering that amount of Units that the Members shall have requested to be included in such offering to the full extent of the remaining portion of the Maximum Amount, provided, that if the amount of the Units of the requesting Members exceeds such remaining portion of the Maximum Amount, the Units to be included shall be allocated among all requesting Members requesting to be included in such offering in proportion, as nearly as practicable, to their respective Percentage Interests on the date of the Company’s notice pursuant to Section 8.5(a). If any requesting Member would thus be entitled to include more Units than such Member requested to be registered, the excess shall be allocated among other Members pro rata in the manner described in the preceding sentence.

(iii)           Third, the Company shall be entitled to include in such offering that number of Units (regardless of class) that the Company proposes to offer and sell for the account of any other Person, pursuant to piggyback rights or otherwise, to the full extent of the remaining portion of the Maximum Amount.

(d)             In connection with any sale request pursuant to this Section 8.5, the requesting Members shall furnish to the Company such information regarding themselves and the Units held by them as the Company shall reasonably request.

(e)             The Company shall pay all expenses with respect to an offering effected pursuant to this Section 8.5; provided, however, that all fees and expenses of a requesting Member’s own counsel in connection with such offering and any individual obligation of any requesting Member shall be borne by such Member and not the Company.

(f)              It is the intent of the Members that the Company explore opportunities to create orderly liquidity options for those Members wishing to reduce their interest in the Company. However, for the avoidance of doubt, if the Board of Managers determines in good faith that the Maximum Amount will not exceed the amount of Units that the Company proposes to offer and sell for its own account in such offering, the Company is not required to include any Units for any Members in the offering.

8.6             Tag-Along Rights.

No Member or group of Members acting collectively (the “Selling Members”) may Transfer any Common Interests (or equivalents) to any unaffiliated Person or group of Persons acting collectively which would result in such Person or group owning fifty percent (50%) or more of the Common Interests of the Company unless each of the other Members holding Common Interests is offered a pro rata right (with respect to any Common Interests owned by each of them individually at the time of such sale, on a fully-diluted basis) to participate in any such sale for a purchase price per Common Interest and on other terms and conditions not less favorable to such other Members than those applicable to the Selling Members (including executing and delivering purchase agreements and other documents being executed and delivered by the Selling Members).

8.7            General Transfer Provisions. Transfers that are permitted under Sections 8.1, 8.2, 8.3, 8.5 or 8.6 are still subject to the following:

(a)             The Board may, among other things, require (i) representations and warranties concerning the facts and circumstances establishing the basis for the availability of exemptions under applicable securities laws, and other reasonable assurances relating to any other applicable laws from the transferee or the transferring Member or Person or (ii) registration of the Units under applicable securities laws or an opinion of counsel, in form and substance satisfactory to the Board, that the Transfer is exempt from registration under the Securities Act and/or applicable state securities laws.

(b)             The transferee will, for the express benefit of the Company and each other Member, agree to be bound by all of the terms of this Agreement and make such representations and warranties as the Board reasonably requests.

(c)             If the Board determines that a proposed Transfer would, alone or in conjunction materially harm the Company, the proposed Transfer can be delayed until the earliest time, as determined by the Board that the Transfer may occur without causing such material harm to the Company. If at any time more than one Transfer is being delayed under this Section 8.7, the Transfers are to be made in the order in which the Board received notice of the proposed Transfer.

8.8            Unauthorized Transfers Void. Any Transfer not made in compliance with this Article 8 is void and of no effect. Any involuntary Transfer by operation of law will entitle the transferee to the economic interest represented by the Units that were the subject of the Transfer, but the transferee will not be a Member nor will it have any rights under this Agreement or any other agreement governing the Units.

8.9            Termination of Rights. Upon the closing of the Initial Public Offering with respect to the particular class of Units, the Persons holding such Units shall no longer be subject to Article 8, which shall terminate and have no further force or effect.

ARTICLE 9     GENERAL PROVISIONS

9.1            No Dissolution. No event that would cause a dissolution under the Act will cause a dissolution of the Company to the extent permitted by law.

9.2            Distributions on Liquidation. The Company may be dissolved, wound up and liquidated at the election of the Board in connection with a sale of all or substantially all of the assets of the Company, or a restructuring pursuant to Section 9.15. If an election is made to dissolve, wind-up and liquidate the Company, the Board of Managers shall proceed to wind up the affairs of and liquidate the Company and the Liquidation Proceeds shall be applied and distributed in the following order of priority:

(a)             First, to the payment of debts and liabilities of the Company in the order of priority as provided by law (including any loans or advances that may have been made by any of the Members or their Affiliates to the Company) and the expenses of liquidation.

(b)             Second, to the establishment of any reserve that the Board of Managers may deem reasonably necessary for any contingent, conditional or unasserted claims or obligations of the Company. Such reserve may be paid over by the Board of Managers to an escrow agent to be held for disbursement in payment of any of the aforementioned liabilities and, at the expiration of such period as shall be deemed advisable by the Board of Managers, for distribution of the balance in the manner provided in this Article 9.

(c)             Third, to the holders of Units in accordance with Section 4.2 and subject to any Investor Agreement.

9.3            Amendments.

(a)             The terms of any Unit, or this Agreement, may be amended, prospectively or retroactively; provided, that except as otherwise expressly provided herein, no such amendment shall impair the rights of any class or series of outstanding Units without the prior written consent of the holders of a majority of the Units of such class or series entitled to vote thereon except to the extent such rights have previously been waived or the ability to agree thereto has transferred by power of attorney.

(b)             For the avoidance of doubt, the creation or issuance of additional Units of the same or any other class or series (including any amendments to this Agreement that may be required to establish the rights and preferences of, and restrictions applicable to, any such other class or series of such additional Units) shall not of itself constitute a variation or impairment of the rights of any Member or any class or series of outstanding Units.

(c)             Any amendment of this Agreement other than for administrative purposes shall require the approval of at least a majority of the Common Interests entitled to vote thereon, which consent may be represented by their signature hereto. Notwithstanding anything to the contrary in the foregoing, none of the rights of the Asset Manager or the Legacy Managers shall be subject to amendment hereunder nor may be detrimentally affected by any amendment hereto absent unanimous written consent of the Legacy Managers.

9.4            Non-Competition. Each Member who is also either a Manager or Officer agrees that, upon ceasing to be a Member, Manager or Officer, then to the extent the Company deems appropriate, it will enter into a non-competition agreement and any other agreements related thereto that will prevent the Member from competing with the Company or the Asset Manager for a period of three years following the date thereof upon the terms included therein. Any failure to enter into any such agreement within a reasonable time but in no case more than thirty (30) calendar days or any action taken that is inconsistent with this provision or any non-competition agreement shall serve as consent by the Member that it not be entitled to any rights or benefits of its Units following the taking of such actions and to the transfer to the Company of all such Units for no compensation in compliance with Section 7.4 hereof.

9.5            Further Assurances. Each Member is to execute all documents and instruments reasonably necessary to evidence approval of all actions, including, without limitation, amendments to this Agreement, taken or authorized as provided in this Agreement.

9.6            Notices. All notices to the Company are to be sent by registered or certified mail, return receipt requested, or by recognized overnight courier or facsimile or electronic mail addressed to the Chairman of the Company at the Company’s principal place of business. All notices to a Member are to be sent addressed to such Member’s address (or electronic mail) as may be specified by the Member from time to time in a written notice to the Company. All notices are effective the next day, if sent by recognized overnight courier or facsimile, or five (5) days after deposit in the mail, postage prepaid, properly addressed and return receipt requested, or when sent if sent by electronic mail.

9.7            Waiver. Each of the Members hereby irrevocably waives any and all rights, duties, obligations, and benefits with respect to any action for partition of the Company or its property or to compel any sale or appraisal thereof or any deceased Member’s Interest therein. Further, all rights, duties, benefits, and obligations including inventory and appraisal of the Company’s assets or sale of a deceased Member’s Interest therein, provided in the laws of the State of Delaware, or the operation of any other rule or law of any other jurisdiction to compel any sale or appraisal of the Company or its assets or sale or appraisal of a deceased Member’s Interest therein, are hereby waived and dispensed with. The Units of a deceased Member are subject to the provisions of this Agreement and any other agreement governing the terms thereof.

9.8            Whole Agreement. This Agreement, together with its Appendices and any other agreements referenced herein, contains the entire understanding between the parties and supersedes any prior understanding and agreements between them respecting the within subject matter. There are no agreements, arrangements, or understandings, oral or written, between and among the Members relating to the subject matter of this Agreement that are not set forth or referred to herein.

9.9            Governing Law. This Agreement is governed and is to be construed in accordance with the laws of the State of Delaware without giving effect to its rules concerning conflicts of laws. Each party agrees that any suit, action or proceeding against any party hereto arising out of or relating to this Agreement or any transaction contemplated hereby shall only be brought in the appropriate court located in the State of Delaware, and each party hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding, and waives any objection related thereto. Each party further agrees that service of any process, summons, notice or document to such party’s respective address in the records of the Company shall be effective service of process for any action, suit or proceeding with respect to any matters in this Agreement.

9.10          Binding Nature. Except as otherwise provided in this Agreement, this Agreement is binding upon and inures to the benefit of the Members and their successors, personal representatives, heirs, devisees, guardians, and assigns. As a condition to receiving the beneficial rights contained herein and in any Services or Investor Agreement with respect to any and all Interests of the Company, all such Members shall complete all necessary documentation and obligations required under the laws of the State of Delaware for confirming their status as a Member of the Company within 10 calendar days of notice by the Company to such Person of such requirement and shall otherwise comply with the terms of this Agreement.

9.11          Invalidity. In the event that any provision of this Agreement is invalid, the validity of the remaining provisions of the Agreement are not in any way to be affected.

9.12          Counterparts. This Agreement and any amendment thereto or joinder agreement to this Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one agreement or amendment, as the case may be, notwithstanding that all of the parties are not signatories to the original or the same counterpart, or that signature pages from different counterparts are combined, and the signature of any party to any counterpart is a signature to and may be appended to any other counterpart. Any signature pages of this Agreement transmitted by telecopier or by electronic mail in portable document format will have the same legal effect as an original executed signature page.

9.13         Construction. The headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, include all other genders; the singular includes the plural and vice versa. Unless otherwise specifically stated, references to Sections, Articles or Appendices refer to the Sections, Articles or Appendices of this Agreement.

9.14          Third-Party Beneficiaries. Except (i) with respect to Section 6.15, the Persons receiving indemnification pursuant to such Section, and (ii) with respect to Section 9.15, as expressly provided therein, no Person, other than the Members, has any rights under this Agreement.

9.15          Restructuring.

(a)             Each of the Members hereby agrees that it will, at the expense of the Company, take such action and execute such documents as deemed appropriate and reasonably necessary by the Board to restructure the Company (whether to effectuate an Initial Public Offering or for any other reason), so long as (a) such restructuring is arranged in a manner that is intended to avoid recognition of gain or loss for income tax purposes and (b) the Members shall use reasonable best efforts to permit a direct or indirect contribution of Units or any other Interest in the Company into a newly formed corporation or partnership (“Newco”) so that no so-called “blocker corporation” is required to own Newco shares. In such event, each Member or transferor of stock or membership or partnership interests of such Member shall be entitled to receive upon such restructuring transaction, for each Unit held by such Member immediately prior to such restructuring transaction, a direct or indirect interest in securities of Newco of the same class (“Successor Securities”) as shall be issued to all other Members, and in an amount having the same Fair Market Value as such Unit; provided that, (w) the relative rights of the Members with respect to the governance matters set forth in Article 6 hereof, to the extent applicable after the Initial Public Offering, shall be substantially the same as the relative rights of such Members pursuant to Article 6 hereof, and (x) the shareholders of such successor or transferee corporation (as applicable) shall enter into a shareholders’ agreement containing substantially the same terms and conditions as this Agreement and a customary registration rights agreement. Such registration rights agreement shall provide, among other things, that following the Initial Public Offering, each Member shall be entitled to two demand rights (except that holders participating in offerings conducted pursuant to Regulation Crowdfunding, Regulation A or Regulation D of the Securities Act or similar broadly distributed retail offerings shall not be entitled to demand registration rights) and unlimited piggyback rights in connection with the registration of securities of the same class as are held by the piggybacking Member and unlimited S-3 (or similar shelf registration) rights (except that holders participating in offerings conducted pursuant to Regulation Crowdfunding, Regulation A or Regulation D of the Securities Act or similar broadly distributed retail offerings shall not be entitled to S-3 rights), in each case, subject to (A) customary blackout provisions, (B) in connection with an underwritten offering, customary cutback provisions (provided, however, that, except with respect to agreements and arrangements in effect on the date hereof or entered into with the approval of the Board, in the event of a cutback, the securities included in such offering (other than those sold on behalf of the issuer in a registration initiated by the issuer) shall consist of first, such securities held by the Members, pro rata, and then securities held by other Persons), and (C) other customary terms and conditions. In addition, none of the Company, Newco or any successor entity thereto shall enter into any agreement with respect to securities inconsistent with the registration rights contemplated in this Section 9.15 or grant to any Person registration rights that cause securities of it held by such Person to be registered prior to the registration of the securities subject to the registration rights contemplated by this Section 9.15.

(b)             The Board may (but shall not be required to) effect a special distribution in the amount of any Taxes that may be payable by the Members in connection with the transactions contemplated by this Section 9.15 (provided that any such distribution, if made, shall be made to each of the Members based on the same percentage as applies to all other Members of the taxable gain (or other income) attributable to such Member).

9.16         Market Stand-Off. In connection with any underwritten public offering of the Company’s equity securities, including an Initial Public Offering, each holder of Units agrees, upon request of the Company or the managing underwriter(s) (or their equivalent), not to, directly or indirectly, offer, sell, contract to sell, pledge, hedge, transfer, or otherwise dispose of any Units or securities convertible into or exchangeable for Units held by such holder for a period commencing on the effective date of the applicable registration statement and continuing for up to one hundred eighty (180) days thereafter (or such shorter period as may be requested by the managing underwriter(s)), except as otherwise consented to in writing by the Company and the managing underwriter(s). The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

LEGACY MANAGEMENT AMERICAS CORP.
for holders of common interests, by power of attorney

By:	/s/ Cole shephard
Cole shephard
President

LEGACY MANAGEMENT AMERICAS CORP.
as a holder of common interests

By:	/s/ Cole shephard
Cole shephard
President

[SIGNATURE PAGE TO LIMITED LIABILITY COMPANY AGREEMENT]

Joinder to Second Amended and Restated Limited Liability Company Agreement

By signature hereto, I hereby consent to the terms set forth in the Second Amended and Restated Limited Liability Company Agreement of the Company and any amendment, modification or revision thereto effected in accordance with the provisions thereof.

By:
Name:
Title:
Date:

By power of attorney